Exhibit 10.13

AMENDED AND RESTATED OPERATING AGREEMENT OF

T20 MINING GROUP, LLC

an Oklahoma limited liability company

This Amended and Restated Operating Agreement (“Agreement”) of T20 MINING GROUP, LLC, an Oklahoma limited liability company (the “Company”), is made as of the 15th day of March, 2023, by and between Tum Key Mountain, LLC, a Wyoming limited liability company (“Turn Key”), 913 HERO, LLC, an Oklahoma limited liability company (“913HERO”), and SPRE TULSA OK, LLC, a Georgia limited liability company (“SPRE’).

RECITALS

WHEREAS, the Articles of Organization of the Company were filed with the Office of the Secretary of State of Oklahoma on September 21, 2022;

WHEREAS, prior to the date hereof, the Company was governed by that certain Operating Agreement dated November 11, 2022 (the “Previous LLC Agreement”) executed by the Company and Tum Key and 913HERO;

WHEREAS, the Tum Key, 913HERO, and SPRE entered into that certain Limited Liability Company Interest Purchase Agreement dated as of March 15, 2023 (as the same may be amended, modified or supplemented from time to time, the “Purchase Agreement”), pursuant to which Tum Key and 913HERO agreed to sell, and SPRE agreed to purchase, a portion of the membership interests in the Company as more fully set forth therein; and

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the Members desire to amend and restate the Previous LLC Agreement on the terms and conditions herein set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and covenants contained herein, the parties hereto agree as follows:

ARTICLE I
Organizational Matters

Section 1.01    Formation. The Company shall be formed as a limited liability company pursuant to the provisions of the Act (as hereinafter defined). The rights and obligations of the Members, and the affairs of the Company, shall be governed first by the mandatory provisions of the Act, second by the Company’s Articles of Organization, third by this Amended and Restated Agreement and fourth by the optional provisions of the Act. In the event of any conflict among the foregoing, the conflict shall be resolved in the order of priority set forth in the preceding sentence.

Section 1.02    Name. The name of the Company shall be T20 MINING GROUP, LLC.

Section 1.03    Principal Office and Registered Agent. The principal office of the Company in the State of Oklahoma shall be located at 7030 S. Yale Ave., STE 504, Tulsa, OK 74136. The name of its resident agent is Registered Agents, Inc., 9905 S. Pennsylvania Ave Ste A, Oklahoma City, OK 73159. The Company may also maintain offices at such other place or places as the Members deem advisable.

Section 1.04    Term. The Company shall commence upon the filing for record of the Company’s Articles of Organization with the Oklahoma Secretary of State, and shall be perpetual, unless terminated as herein provided.

ARTICLE II
Definitions

Section 2.01    Definitions. For purposes of this Amended and Restated Agreement, the following terms shall have the following meanings.

“Act” means the Oklahoma Limited Liability Company Act, codified at Chapter 29, as it may be amended from time to time, and any successor to such act.

“Additional Business” means the business of the Company, or any of its Members or their respective affiliates.

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. As used in this definition of “Affiliate”, the term “control” means either (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise or (ii) a direct or indirect equity interest often percent (10%) or more in the entity.

“Amended and Restated Agreement” means this Amended and Restated Operating Agreement, as it may be amended or supplemented from time to time.

“Articles of Organization” means the articles of organization, as amended from time to time, filed by the Company under the Act.

“Assignee” means a Person to whom one or more Units have been transferred, by transfer or assignment or otherwise, in a manner permitted under this Amended and Restated Agreement, and who has agreed to be bound by the terms of this Amended and Restated Agreement but who has not become a Substitute Member.

“Board of Managers” or “Board” means those individuals who have been appointed by the Voting Members to serve as the Board of Managers of the Company as defined herein.

“Business Day” means Monday through Friday of each week, except legal holidays recognized as such by the Government of the United States or the State of Oklahoma.

“Capital Account” means each capital account maintained for a Member pursuant to Section 4.03.

“Capital Contributions” means the sum of the total amount of cash and the total fair market value of property contributed (net of liabilities secured by any contributed property that the Company is considered to assume or take subject to under Section 752 of the code) or services rendered, or a promissory note or other binding obligation to contribute cash or property or to perform services contributed to the Company by all Members, or any one Member, as the case may be (or the predecessor holders of any Units of any such Members).

“Capital Gain” means the Company’s allocable share of gain from the disposition by the Company of a capital asset as defined in the Code (including any portion of such gain treated as ordinary income).

“Cash Available for Distribution” means, with respect to any period, all cash receipts and funds received by the Company (except for Capital Contributions and proceeds of loans) minus (i) all cash expenditures and (ii) the Company’s cash management fund representing working capital or other reserves.

“Change of Control” means a change in excess of fifty percent (50%) of the actual or voting control of either the Company or any Member.

“Code” means the Internal Revenue Code of 1986, as amended, as in effect from time to time.

“Company” means the limited liability company formed by the filing of the Company’s

Articles of Organization with the Oklahoma Secretary of State.

“Company Property” means all property owned, lease or acquired by the Company from time to time.

“Disqualified Member” has the meaning specified in Section 12.01. “Event of Dissolution” has the meaning specified in Section 12.01.

“Income” or “Loss” mean an amount equal to the Company’s taxable income or loss for each taxable year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

A.    Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Income or loss shall be added to such Income or Loss;

B.    Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Income or Loss, shall be subtracted from such Income or Loss; and,

C.    Upon the distribution of property by the Company to a Member, gain or loss attributable to the difference between the fair market value of the property and its basis shall be treated as recognized.

“Mandatory Provisions of the Act” means those provisions of the Act which may not be waived by the Members acting unanimously or otherwise.

“Member” means those Persons executing this Amended and Restated Agreement as Members of the Company on the signature pages hereto.

“Officers of the Company” has the meaning set forth in Article V.

“Opinion of Counsel” means a written opinion of counsel (who shall be regular counsel to the Company).

“Outstanding” means the number of Units issued by the Company as shown on the Company’s books and records, less any Units held by the Company.

“Person” means a natural person, partnership, domestic or foreign limited partnership, domestic or foreign limited liability company, trust, estate association or corporation.

“Record Holder” means the Person in whose name such Unit is registered on the books and records of the Company as of the close of business on the particular Business Day.

“Substitute Member” means a transferee of a Unit who is admitted as a Member to the Company pursuant to Section 11.01 in place of and with all the rights of a Member.

“Tax Item” means each item of income, gain, loss, deduction, or credit of the Company for federal tax purposes, as separately stated and calculated pursuant to the Code.

“Tax Matters Partner” means the Person designated pursuant to Section 9.02. “Unanimous Vote of the Voting Members” means the affirmative vote of the holders of all of the outstanding Units, including fractional Units, held by the Voting Members. The voting rights of the members are determined by each member’s interest in the Company (Units allocated to that member) set forth on Exhibit “A” as a percentage of the total number of Units issued by the Company.

“Unit” means a Unit representing an interest in the Company, which may be a fractional number.

“Voting Members” shall mean those Members holding Voting Units entitling them to vote on all Company matters as set forth herein.

Terms not otherwise defined herein shall have their plain and ordinary meaning unless either the context or the use of the term within the cryptocurrency mining industry indicates otherwise.

ARTICLE III
Purpose

Section 3.01    Purpose of the Company. The Company may engage in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may be authorized to do business. The Company shall have the authority to do all thing necessary or convenient to accomplish its purpose and operate its business to be located in Oklahoma (the “Business”) and such other locations as shall be determined by the Company.

ARTICLE IV
Capital Contributions

Section 4.01    Units. There shall be an aggregate of 1000 authorized Units in the Company, with each unit having no par value.

a.    Common Voting Units: The holders of the Units possess all voting powers for all purposes, including by way of illustration and not of limitation, the election of the Board of Managers.

b.    In the event of a voluntary or involuntary winding up or dissolution or liquidation or partial liquidation of the Company, the holders of the Units shall participate equally pro-rata in the distribution of assets of the Company.

c.    To the extent of any conflict between the terms and conditions of this Section 4.01 and the terms and conditions elsewhere contained in this Amended and Restated Agreement, the terms and conditions of this Section 4.01 shall, to the extent possible control.

Section 4.02    Capital Contributions. Each Member shall contribute to the Company the sum of money or property in exchange for the number of initially issued Units all as set forth in Exhibit “A” attached hereto. Such Capital Contributions are set forth in the Contribution Agreement executed on the 15th day of March, 2023 (“Contribution Agreement”).

Section 4.03    Capital Accounts.

A.    The Company shall maintain for each Member a separate Capital Account. The term “Capital Account” shall mean as to any Member and as to any Units held by that Member the amount of the initial Capital Contribution attributable to the Units held by that Member, which amount shall be (i) increased by subsequent Capital Contributions by such Member, Income allocated to such Member pursuant to Section 5.02, and (ii) decreased by distributions to such Member pursuant to Section 5.01 and Losses allocated to such Member pursuant to Section 5.02. Distributions shall be debited to Capital Accounts in the year containing the record date for such distribution.

B.    Contributions may take the form of cash or property or services. In the event any in kind contributions or contributions in the form of services are ever made, the Capital Account of the Member shall be increased by the fair market value of the property or services contributed by such Member.

C.    The foregoing definition of Capital Account and certain other provisions of this Amended and Restated Agreement are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with that regulation. Such regulation contains additional rules governing maintenance of Capital Accounts that have not been addressed in this Amended and Restated Agreement.

D.    An assignee of a Unit will succeed to the Capital Account relating to the Unit transferred.

E.    At such times as may be permitted or required by Treasury Regulations issued pursuant to Section 704 of the Code, the Capital Accounts shall be revalued and adjusted to reflect the then fair market value of Company Property and the Capital Accounts shall be maintained to comply with Treasury Regulations Section 1.704-1(b)(2)(iv)(f). All allocations of gain resulting from such revaluation shall be made consistently with that regulation; and to that extent not inconsistent therewith, the Income allocation provisions of Section 5.02 hereof.

Section 4.04    Interest. No interest shall be paid by the Company on Capital Contributions, on balances in a Member’s Capital Account or on any other funds distributed or distributable under this Amended and Restated Agreement.

Section 4.05    No Withdrawal. Except as otherwise required under any Mandatory Provisions of the Act, no Member shall without the written consent of all remaining Voting Members of the Company have (i) any right to resign voluntarily or otherwise to withdraw from the Company, or (ii) any right to the withdrawal or reduction of any part of his Capital Contribution.

Section 4.06    Loans. Loans by a Member to the Company may be considered Capital Contributions upon the approval by unanimous consent and shall be upon terms and conditions approved by the Voting Members.

Section 4.07    Additional Capital Contributions. Additional Capital Contributions are set forth in the Contribution Agreement. Additionally, in the event that the Members determine by a Unanimous Vote of the Voting Members that additional capital contributions by the Members are required to pay current operating expenses, current indebtedness and current installments of long term indebtedness of the Company when due and in adequate time to obtain all discounts available by reason of prompt payment, each Member shall contribute in cash to the capital of the Company an amount equal to his pro rata share of the aggregate additional Capital Contribution called for (according to the number of Voting Units held by each, with all Outstanding Voting Units being treated alike), in the time and manner determined by a Unanimous Vote of the Voting Members. In the event a Member shall fail to make the required additional Capital Contribution, the other Members shall have the right, but not the obligation, to make the contribution which would otherwise have been made by the non-contributing Member. The amount of any additional contribution shall be added to the Capital Account of the contributing Member and the non contributing Members interest in the Company shall be reduced accordingly.

ARTICLE V
Allocations and Distributions

Section 5.01    Distribution of Cash Available for Distribution. Distributions of all Cash Available for Distribution shall be made as determined by a Unanimous Vote of the Members. Any distribution of property shall be treated as a distribution of cash in the amount of the fair market value of such property. Distribution shall be made to the Members by the Company pro rata, according to the number of Units held by each, with all Outstanding Units being treated alike. Until such time as determined by Unanimous Vote of the Voting Members, all available distributions of cash shall first be applied to the reduction of any outstanding loan or line of credit in the following order:

1.	The payment of any note or loan secured by a first mortgage in favor of any non-Member;

2.	The payment in reduction of any lien or credit note or mortgage in favor of any non-Member; and,

3.	The payment of any note or loan secured by any property of the Company in favor of any Member or Affiliate of any Member.

At the end of each fiscal year of the Company, the Company shall, to the extent of available cash, after consideration of the Company’s obligations, make a minimum cash distribution sufficient to satisfy the respective tax liabilities of the members, attributable to their respective Membership Interests in the Company.

Section 5.02    Allocation of Income and Loss.

A.    All Tax Items shall be allocated to all Members and Assignees in accordance with their respective Units in the Company. All outstanding Units shall be treated equally.

B.    Notwithstanding anything to the contrary in this Section 5.02, if there is a net decrease in “minimum gain” (within the meaning of Treasury Regulations Section 1.704-1(b)(4)(iv)(c) during a fiscal year, all Members with a deficit balance in their Capital Accounts at the end of that year (excluding items described in Treasury Regulations Section 1.704-1(b)(4)(iv)[e]) shall be allocated, before any other allocations of Company items for such fiscal year, items of Income and gain for such year (and if necessary, subsequent years), in an amount and in the proportions necessary to eliminate such deficits as quickly as possible. The foregoing sentence is intended to be a “minimum gain charge back” provision as described in Treasury Regulations Section 1.704- l(B)(4)(iv)(e), and shall be interpreted and applied in all respects in accordance with that regulation.

C.    If during any fiscal year of the Company, any Member unexpectedly receives an adjustment, allocation or distribution of the type described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), that Member shall be allocated items of Income in an amount and manner sufficient to eliminate that Member’s deficit Capital Account balance as quickly as possible.

D.    Under regulations prescribed by the Secretary of the Treasury pursuant to Section 704(c) of the Code, items of Capital Gain, Income and Loss with respect to property contributed to the Company by a Member shall be shared among Members so as to take account of the variation between the basis of the property to the Company and its fair market value at the time of contribution. The Members shall have the power to make such elections, adopt such conventions, and allocate Capital Gain, Income and Loss as each of them deems appropriate to comply with Section 704(c) of the Code and any Treasury Regulations promulgated thereunder and to preserve, to the extent possible, uniformity of the Units. Any items allocated under this Section 5.02.D shall not be debited or credited to Capital Accounts to the extent that item is already taken into account (upon formation or otherwise) in determining a Member’s Capital Account.

E.    Upon the transfer of a Unit, Income, Capital Gain and Loss attributable to the transferred Unit shall, for federal income tax purposes, be allocated to the owners of such Unit on the basis of the Income or Loss for each month that such Person was the owner of such Units, determined on an interim closing of the books method. The Members may, by Unanimous Vote, revise, alter, or otherwise modify the method of allocation as they determine necessary to comply with Section 706 of the Code and the regulations or rulings promulgated thereunder.

F.    If, and to the extent that, any Member is deemed to recognize Income as a result of any transaction between the Member and the Company pursuant to Sections 482, 483, 1272-1274, or 7872 of the Code, or any similar provision now or hereafter in effect, any corresponding resulting Loss or deduction of the Company shall be allocated to the Member who was charged with that Income.

G.    All tax credits for federal or state income tax purposes shall be allocated in the same manner as Income.

H.    Notwithstanding anything to the contrary contained herein, the distribution and allocation provisions set forth above are allocated solely on the basis of all manner of operations of the Company wholly within the United States (“US Business”). If a determination is made by the Company to conduct business outside of the United State (“Foreign Business”) the allocation of profits and losses and distributions as set forth in Article IV shall be adjusted as set forth in Exhibit “A”

ARTICLE VI
Management and Operation of Business

Section 6.01    Management by Board of Managers.

A.    Subject to authority and approval by a Unanimous Vote of the Members, the business affairs of the Company shall be managed by a Board of Managers, who shall have the authority to make any and all decisions by Unanimous Vote, concerning the day-to-day business of the Company as specifically provided herein or as delegated to them by the Members. The Members shall have the sole authority, by Unanimous Vote, to elect and/or terminate a member of the Board of Managers with or without cause at any time.

B.    The Board of Managers shall exercise the powers and perform the duties assigned to the Board as set forth herein. The Act of a Unanimous Vote of the Board of Managers present at a meeting of the Board at which a quorum is present shall be the act of the Board unless otherwise specified in the Amended and Restated Agreement.

Section 6.02    Board of Managers.

A.    Term. There shall be Four (4) initial Board Members (“Board Members”) elected to the Board of Managers (the “Board”) by the Members, initially composed as follows:

1.	Robert C. Bissell

2.	M. Houston Aderhold

3.	James Morreale

4.	Jeremy Henshaw

The initial Board Members of the Board of Managers shall serve for an initial term of three (3) years; upon which time their successors will be elected by the Members to serve the next three (3) year term pursuant to Subsection G below.

B.    Resignation. Any Board Member may resign from the Board at any time.

C.    Vacancies. If a position on the Board is vacant for any reason, including, without limitation, the resignation or removal of a Board Member, the Members may, by Unanimous Vote, elect a member to the Board of Managers to fulfill said vacancy. The Members of the Company shall have the right, upon Unanimous Vote, with or without cause, for any reason or at any time, to remove any member of the Board of Managers, including, but not limited to failure to attend three (3) consecutive meetings of the Board of Managers, unless such failure of attendance is permitted by the Members.

D.    Meetings. Meetings of the Board of Managers shall be held at least quarterly and shall be held on such dates, at such times and at such places as may be established by and noticed to all members of the Board of Managers and the Voting Members.

E.    Quorum and Voting of Managers. All actions taken by the Board of Managers shall be a result of a Unanimous Vote in favor of such action. At any meeting of the Board of Managers, all of the Board Members elected shall constitute a quorum for all purposes. If a quorum fails to attend any meeting, the President or a majority of the Board of Managers present may adjourn the meeting to another date, time and place with notice to the Board of Managers given. In the event of any vote that is not a Unanimous Vote among the Board of Managers, such deadlock shall be broken by the accounting firm then overseeing the accounting matters of the Company. Said accounting firm shall appoint, in good faith, a fifth manager, who may be an employee of said accounting firm, specifically and only for the purpose of casting the deciding vote. Said appointed “fifth manager” shall be reasonably knowledgeable of and suited to resolve the relative deadlock and shall have no additional powers, duties, or responsibilities, other than casing in good faith said deciding vote. The Board of Managers is authorized to, and shall if required, pay reasonable fees to the appointed “fifth manager” and/or the accounting firm with respect to their relative effort(s) to cast such deciding vote. The Company agrees to hold harmless the accounting firm and the appointed “fifth manager” for any damages caused by the tie-breaking vote, with the exception of any damage caused by fraud, collusion, or other intentional tortious conduct on the part of the accounting firm and/or the appointed “fifth manager.” Notwithstanding any other provision of this Agreement, the vote cast by the appointed “fifth manager” shall be effective as if the matter under question was decided by a Unanimous Vote for any decision the Board of Managers is authorized to act upon.

F.    Participation by Conference, Telephone or Proxy. The Board of Managers may, at a properly called meeting, participate in a meeting by means of conference, telephone, electronic, video or other similar communications equipment that enables all of the Board of Managers participating in the meeting to hear each other. Such participation constitutes presence in person at the meeting.

G.    Officers of the Board of Managers. The Board of Managers shall elect a President, three (3)Vice Presidents, Secretary and Treasurer and such other officers, as the Board shall deem proper, each for a three (3) year term. The Board of Managers may, at any time, and from time to time, remove any officer and any officer may resign at any time. The Board of Managers shall appoint, from time to time, such other officers as the Board of Managers determines to be appropriate or advisable.

H.    President. The President, as appointed by the Members in this Amended and Restated Agreement and then subsequently by the Board of Managers, who may be a Board Member, shall serve as the Chief Officer of the Board of Managers. Subject to the control of the Board of Managers, the President shall supervise and control generally all the business and affairs of the Company, including:

(i)    Serving as a member of each committee.

(ii)    Sign or countersign, as may be necessary, all such bills, notes, checks, contracts and other instruments as may pertain to the ordinary course of the Company’s business as specifically approved by the Members.

(iii)    Annually submit a complete report to the Board of Managers and Members of the operations of the Company’s affairs as existing at the close of each year and report to the Board of Managers, from time to time all such matters coming to the attention of the Board of Managers.

(iv)    Have all other powers and duties as are specifically prescribed by the Board of Managers.

I.    Vice-Presidents. The Vice Presidents shall, in order determined by the Board of Managers, shall, in the absence or disability of the President, perform such other duties and shall have such powers as the Board of Managers may from time to time prescribe.

J.    Secretary. The Secretary shall attend all meetings of the Board of Managers and all meetings of the Members and record all the proceedings of the meetings of the Company and the Board of Managers in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the Members, if there be one and regular and special meetings of the Board of Managers, and shall perform such other duties as may be prescribed by the Board of Managers.

K.    Treasurer. The Treasurer, if one is chosen or, if not, the Secretary, shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Managers.

Section 6.03    Authority of Board. The Board of Managers may exercise those powers of the Company as delegated to them by a Unanimous Vote of the Members.

Section 6.04    Duties of Board of Managers. The duties of the Board of Managers shall include, but not be limited to, upon a Unanimous Vote of the Board of Managers, the following:

(i)    implementing the decisions of the Members,

(ii)    Establish and promote the philosophy and objectives for the Company in a manner that ensures continuous development.

(iii)    Develop and monitor strategic planning objectives.

(iv)    Provide quality personnel, facilities, equipment, and supplies necessary for the care of the clients.

(v)    Ensure safety of clients and staff and the maintenance and operation of the facility.

(vi)    Ensure that the administration and operations of the Company

(vii)    is in compliance with (a) applicable federal, state and local laws and rules; (b) applicable state, county and city, licenses, permits and approvals; and (c) accreditation standards.

(viii)    actively marketing the Business on behalf of the Company in accordance with any approved Marketing Plan,

(ix)    providing management information systems support services;

Section 6.05    Limitations on Authority of Members. The Members shall have the authority to take the following action or to adopt the following proposals, only upon the written approval of a Unanimous Vote of all of the Members:

(i)    The sale, exchange, lease, mortgage, pledge, or other transfer of all or substantially all of the assets of the Company;

(ii)    The acquisition by purchase, lease, development or other contractual arrangement of any additional businesses;

(iii)    A change in the nature of the Company’s Business; and

(iv)    Any other action or proposal specifically requiring the unanimous Member approval under the terms hereof.

Section 6.06    Election of Officers and Term. The initial officers are appointed by the Members and their terms begin upon the execution of this Amended and Restated Agreement. The officers shall serve for an initial term of three (3) years each and shall subsequently be elected by the Board of Managers. The initial Officers shall be:

President: James Morreale

Vice-President: Jeremy Henshaw

Vice-President: M. Houston Aderhold

Vice-President: Robert C. Bissell

Treasurer: Scott Krosnowski

Secretary: Scott Krosnowski

Section 6.07    Company Funds. The funds of the Company shall be deposited in an account or accounts designated by the Members and shall not be commingled with any other funds, except to the extent such funds are deposited in either operating or escrow accounts pursuant to an approved Management Agreement. All withdrawals from or charges against these accounts shall be made by authorized officers or agents of the Company.

Section 6.08    Outside Activities. Each Member and such Member’s Affiliates may have business interests and engage in business activities in addition to those relating to the Company, but shall not engage in any activity directly competitive with the Company within the Centergate Business Park currently operated by 5555 Property Developers and located at 5555 S. 129th Avenue E Tulsa, OK 74134 (the “Mining Site”); provided, however, that nothing in this Section 6.07 shall be construed to prohibit the Company from entering into any agreement with Waha Technologies, Inc, a Georgia profit corporation (“Waha”), an Affiliate of SPRE Tulsa OK, LLC, for the use of electricity, for crypto-mining for its own purposes, and/or to enter into a contract with Waha for management services at the site.

Section 6.09    Compensation. The Officers of the Company shall be compensated as agreed by a Unanimous Vote of the Voting Members. All employees shall be entitled to such other benefits of employment as shall be provided by Company and approved by all Voting Members. Managers shall keep all other members informed as to any substantial differences in actual operations as compared to the budget or pro forma.

ARTICLE VII
Rights and Obligations of the Members

Section 7.01    Limitation of Liability. Anything herein to the contrary notwithstanding, except as otherwise expressly agreed in writing, a Member shall not be personally liable for any debts, liabilities or obligations of the Company, whether to the Company, to any of the other Members, or to creditors of the Company, beyond the Capital Account of the Member, together with the Member’s share of the assets and undistributed profits of the Company.

Section 7.02    Rights of Member Relating to the Company.

A.    Subject to the restrictions of Section 7.03, this Amended and Restated Agreement may be amended in any material manner only by a Unanimous Vote of the Voting Members.

B.    In addition to other rights provided by this Amended and Restated Agreement or by applicable law, a Member shall have the right upon demand and at such Member’s own expense:

(i)    To obtain any and all information regarding the status of the business and financial condition of the Company;

(ii)    Promptly after becoming available, to obtain a copy of the Company’s federal, state and local income tax returns for each year;

(iii)    To have furnished to it a current list of the name and last known business, residence or mailing address of each Member;

(iv)    To obtain information regarding the Capital Contributions made by each Member;

(v)    To have furnished to it a copy of this Amended and Restated Agreement and the Articles of Organization and all amendments hereto and thereto, together with copies of any powers of attorney pursuant to which this Amended and Restated Agreement, the Articles of Organization and all amendments hereto and thereto have been executed; and

(vi)    To inspect and copy any of the Company’s books and records and obtain such other information regarding the affairs of the Company.

Section 7.03    Restrictions of Powers. Except as otherwise provided herein or by the Mandatory Provisions of the Act, a Member shall not have the authority or power to act on behalf of, or to bind, the Company, or any other Member, and a Member shall not have the right or power to take any action which would change the Company to a general partnership, change the limited liability of a Member, or otherwise affect the status of the Company for federal income tax purposes.

Section 7.04    Indemnification.

A.    Company Indemnity. To the maximum extent permitted by law, the Company shall indemnify and hold harmless all Members, their respective Affiliates, and the employees and agents of the Company (each, an “Indemnitee”) from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, penalties and other expenses actually and reasonably incurred by the Indemnitee in connection with any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of the fact that the Indemnitee is or was a Member of the Company or is or was an employee or agent of the Company, including Affiliates of the foregoing, arising out of or incidental to the business of the Company, provided (i) the Indemnitee’s conduct did not constitute willful misconduct or recklessness, (ii) the action is not based on breach of this Amended and Restated Agreement, (iii) the Indemnitee acted in good faith and in a manner he, she or it reasonably believed to be in, or not opposed to, the best interests of the Company and within the scope of such Indemnitee’s authority and (iv) with respect to a criminal action or proceeding, the Indemnitee had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in a manner contrary to that specified above.

B.    Advancement of Expenses. Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 7.04 may, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified as authorized in this Section 7.04.

C.    Non-Exclusivity. The indemnification provided by this Section 7.04 shall be in addition to any other rights to which the Indemnitee may be entitled under any agreement, vote of the Voting Members, as a matter of law or equity, or otherwise, and shall inure to the benefit of the successors, assignees, heirs, personal representatives and administrators of the Indemnitee.

D.    Insurance. The Company may purchase and maintain insurance, at the Company’s expense, on behalf of any Indemnities against any liability that may be asserted against or expense that may be incurred by an Indemnitee in connection with the activities of the Company regardless of whether the Company would have the power to indemnify such Indemnitee against such liability under the provisions of this Amended and Restated Agreement.

ARTICLE VIII
Book, Records, Accounting and Reports

Section 8.01    Books and Records. Appropriate books and records with respect to the Company’s Business, including, without limitation, all books and records necessary to provide to the Member any information, lists and copies of documents required to be provided pursuant to Section 7.02, shall at all times be kept at the principal office of the Company or at such other places as agreed to by the Members. Without limiting the foregoing, the following shall be maintained at the Company’s principal office: (i) a current list of the full name and last known business address of each Member, (ii) copies of records that would enable a Member to determine the relative voting rights of the Members, (iii) a copy of the Articles of Organization, and any amendments thereto, (iv) copies of the Company’s federal, state and local income tax returns and reports, if any, for the three (3) most recent years and (v) copies of any financial statements of the Company for the three most recent fiscal years. Any records maintained by the Company in the regular course of its Business may be kept on, or be in the form of, magnetic tape, photographs or any other information storage device, provided that the records so kept are convertible into clearly legible written form within a reasonable period of time.

Section 8.02    Accounting. The books of the Company for regulatory and financial reporting purposes shall be maintained on a cash basis of accounting or such other basis a deemed proper by the Company. The Company books for purposes of maintaining and determining Capital Accounts shall be maintained in accordance with the provisions of this Amended and Restated Agreement, Section 704 of the Code and, to the extent not inconsistent therewith, the principles described above for financial reporting and regulatory purposes.

Section 8.03    Fiscal Year. The fiscal year of the Company shall be the calendar year, unless otherwise determined by Unanimous Vote of the Voting Members.

ARTICLE IX
Tax Matters 16

Section 9.01    Taxable Year. The taxable year of the Company shall be the calendar year, unless otherwise determined by Unanimous Vote of the Voting Members.

Section 9.02    Tax Controversies. Subject to the provisions hereof, Emile Buccola Jr., is designated the “Tax Matters Representative” (as defined in Section 6223 of the Code), and is authorized and required to represent the Company, at the Company’s expense, in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings. Each Member agrees to cooperate with the Tax Matters Representative, and to do or refrain from doing any or all things reasonably required by the Tax Matters Representative to conduct such proceedings.

Section 9.03    Taxation as a Corporation. The Company shall elect to be treated as a corporation for tax purposes pursuant to Subchapter S of the Internal Revenue Code.

ARTICLE X
ARTICLEX Transfer of Units

Section 10.01    Transfer.

A.    The term “transfer”, when used in this Article X with respect to a Unit, shall be deemed to refer to a transaction by which the Member assigns all or a portion of its Units, or any interest therein, to another Person, or by which the holder of a Unit assigns the Unit to another Person as Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, transfer by will or intestate succession, exchange or any other disposition. For purposes of this Amended and Restated Agreement “transfer” shall not mean a transfer to an entity or trust in which the Member maintains control. Control shall mean the ownership of at least a fifty-one percent (51%) interest in the entity or trust.

B.    No Units shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article X. Any transfer or purported transfer of any Units not made in accordance with this Article X shall be null and void. If for any reason any such transfer is not null and void, then the Assignee shall not be a Substitute Member, and shall have no right to participate in Company’s affairs as a Member thereof, but instead shall be entitled to receive only the share of profits or other compensation by way of income and the return of contributions to which the transferring Member would otherwise be entitled at the time said transferring Member would be entitled to receive the same.

Section 10.02    Transfer of Units by a Member.

A.    Except as provided in Section 10.03 hereto or in the case that a proposed transfer to another entity that is and remains controlled by the Member transferor, no Units may be transferred by a Member unless the following conditions are first satisfied:

(i)    A Unanimous Vote of all Voting Members approving the transfer has been obtained, such approval to be evidenced by a written instrument, dated and signed by the Members;

(ii)    The transferee and each Member execute and file all documents necessary for the transferee to be a Substitute Member and be bound by the terms hereof and such transferee is admitted as a Substitute Member; and

(iii)    The Company receives an Opinion of Counsel that such transfer would not materially adversely affect the classification of the Company as a partnership for federal and state income tax purposes.

(iv)    A written notice of a Member’s intention to transfer an interest must be submitted to the Tax Matters Partner at least fourteen (14) days, including Saturdays and Sundays, prior to a meeting by the Members.

(v)    Upon an Unanimous Vote of approval of the members, the transfer will become effective no earlier than seven (7) days, including Saturdays and Sundays, thereafter.

B.    The transfer restrictions on Company Units shall be conspicuously noted m an appropriate legend on any Unit certificates issued.

C.    In no event shall any Unit be transferred to a minor or any incompetent except by will or intestate succession.

D.    The Company need not recognize, for any purpose, any transfer of all or any fraction of a Unit unless there shall have been filed with the Company and recorded on the Company’s books a duly executed and acknowledged counterpart of the instrument of assignment and such instrument evidences the written acceptance by the Assignee of all of the terms and provisions of this Amended and Restated Agreement and represents that such assignment was made in accordance with all applicable laws and regulations.

E.    Any holder of a Unit (including a transferee thereof) shall be deemed conclusively to have agreed to comply with and be bound by all terms and conditions of this Amended and Restated Agreement, with the same effect as if such holder had executed an express acknowledged thereof, whether or not such holder in fact had executed such an express acknowledgment.

Section 10.03    Transfer Upon Death, Bankruptcy or Divorce of Member. Upon the death, divorce or bankruptcy of any Member, the surviving Members shall have the option, but not the obligation of (a) permitting such deceased Member’s estate or any person to whom his or her interest has been bequeathed to continue as a Member in the Company, or in the case of a divorced or bankrupt Member, the party ultimately obtaining ownership of such Units, or (b) redeeming such deceased, divorced or bankrupt Member’s interest in the Company. Whether the Company will permit the deceased Member’s estate or legatee or such third party to continue as a Member of the Company or whether the Company will redeem the deceased, divorced or bankrupt Member’s interest in the Company, will be determined by a Unanimous Vote of the surviving Voting Members, and the Company will notify the personal representative of the deceased Member of its election within thirty (30) days after the date of such Member’s death. In the event the Company exercises its option to redeem the deceased Member’s interest or third party’s interest in the Company, the redemption price thereof shall be as set forth in paragraph 10.05.

Section 10.04    Voluntary Transfer. A Member shall not voluntarily assign, sell or transfer an interest in the Company except as provided herein. A Member desiring to sell, assign or transfer an interest in the Company (offering Member) shall first offer such interest to the Company in a written notice containing all of the terms and conditions of the offer (including the name and address of an unrelated third party purchaser, if applicable). The company shall have twenty (20) days in which to accept or reject such offer in writing to the offering Members. If accepted by the Company, the offering Member and Company shall close upon the terms so agreed. If rejected, the offering Member shall offer the interest to the other Members (non-offering Members) pro rata. The non-offering Members shall have thirty (30) days in which to accept or reject such offer in writing to the offering Member. If not accepted by part or all of the non-offering Members, the offering Member shall have the right to sell such interest to an unrelated third party purchaser only upon approval by a Unanimous Vote of all other Members, excluding the offering Member or as otherwise agreed by all Members.

Section 10.05    Computation of Purchase Price. Unless and until changed as provided herein, it is agreed that for the purpose of determining the purchase price to be paid for the Units of a Member, the value of such interest shall be determined as follows: By an independent appraisal of the Company by a person qualified to appraise the business of the Company. If the “Selling Party” is not satisfied with the value so determined, then such “Selling Member” may have the right at his sole cost to reappraise the value by both the Company and the Selling Member selecting an appraiser and the two so selected, selecting a third appraiser. The value so determined shall be binding upon all parties. However, upon the Divorce of a Member the Company shall have the right to purchase and the divorcing or divorced Member shall sell the Units held by such Member, at a price equal to the then Capital Account of such Member, which such divorcing or divorced Member agrees is fair and reasonable.

Section 10.06    Continuation of Company Business. In the event one or more of the Units of a Member is transferred pursuant to provisions of Article X hereof, the Company business shall not terminate but shall continue, as of the effective date of transfer, after an appropriate adjustment is made in the Capital Accounts, the Company Capital Accounts and the percentage interests of the profits and losses shared by the remaining or surviving Members, as the case may be, in accordance with the provisions hereof.

Section 10.07    Restrictions on Transfer. Notwithstanding the other provisions of this Article X, no transfer of any Unit of any Member in the Company shall be made if the transfer (i) would violate applicable federal and state securities laws or rules and regulations of the Securities and Exchange Commission, any state securities commission or any other governmental authority with jurisdiction over the transfer, (ii) would materially adversely affect the classification of the Company as a partnership for federal or state income tax purposes or (iii) would affect the Company’s qualification as a limited liability company under the Act.

Section 10.08    Issuance of Certificates. The Company may issue one or more Certificates in the name of the Member evidencing the number of Units issued. Upon the transfer of a Unit in accordance with Article X, the Company shall, if certificates have been issued, issue replacement Certificates. All Certificates shall contain legends required by this Amended and Restated Agreement or otherwise required by law.

Section 10.09    Lost, Stolen or Destroyed Certificates. The Company shall issue a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate: (i) makes proof by affidavit that a previously issued Certificate has been lost, stolen, or destroyed; (ii) requests the issuance of a new Certificate before the Company has notice that the Units evidenced by such Certificate have been acquired by a purchaser for value in good faith and without notice of an adverse claim; and (iii) if required by the Company, delivers to the Company a bond with surety or sureties acceptable to the Company, to identify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate. The Company shall be entitled to treat each Record Holder as the Member or Assignee in fact of any Units and, accordingly, shall not be required to recognize any equitable or other claim or interest in or with respect to the Units on the part of any other Person, regardless of whether it has actual or other notice thereof.

ARTICLE XI
Admission of Substitute and Additional Members

Section 11.01    Admission of Substitute Members.

A.    Upon a transfer of a Unit by a Member in accordance with Article X (but not otherwise), the transferor shall have the power to give, and by transfer of any Certificate issued shall be deemed to have given, the transferee the right to apply to become a Substitute Member with respect to the Unit acquired, subject to the conditions of and in the manner permitted under this Amended and Restated Agreement. A transferee of a Certificate representing a Unit shall be an Assignee with respect to the transferred Unit (whether or not such transferee is a Member or Substitute Member with respect to other previously acquired Units) unless and until all of the following conditions are satisfied:

(i)    The instrument of assignment sets forth the intentions of the assignor that the Assignee succeed to the assignor’s interest as a Substitute Member in his place;

(ii)    The assignor and Assignee shall have fulfilled all other requirements of this Amended and Restated Agreement;

(iii)    The Assignee shall have paid all reasonable legal fees and filing costs incurred by the Company in connection with his substitution as a Member; and,

(iv)    (iv)The Voting Members shall have unanimously approved such substitution in writing, which approval may be granted or withheld by each Member in its sole and absolute discretion and may be arbitrarily withheld, and the books and records of the Company have been modified to reflect the admission.

The admission of an Assignee as a Substitute Members with respect to a transferred Unit shall become effective on the date the Voting Members give their unanimous written consent to the admission and the books and records of the Company have been modified to reflect such admission. Any Member who transfers all of his Units with respect to which it had been admitted as a Member shall cease to be a Member of the Company upon a transfer of such Units in accordance with Article X and the execution of a counterpart of this Amended and Restated Agreement by the transferee and shall have no further rights as a Member in or with respect to the Company (whether or not the Assignee of such former Member is admitted to the Company as a Substitute Member).

Section 11.02    Admission of Additional Members. Additional Units may be authorized and issued by the Company upon such terms and conditions as may be approved by a Unanimous Vote of all Voting Members. Upon the proposed issuance of any such additional Units, each existing Voting Member shall have the preemptive right, but not the obligation, to purchase such portion of the newly issued Units as the ratio of the number of Units or percentage of interest then held by such Member bears to the total number of Units held by Members and Outstanding before the issuance of the new Units, together with such Member’s proportionate share of the other newly issued Units as to which other Members fail to exercise their preemptive rights.

ARTICLE XII
Dissolution and Liquidation

Section 12.01    Disqualification of Member. Upon the incapacity, resignation, expulsion, bankruptcy, dissolution or change in control of a Member (such Member being hereinafter sometimes referred to as a “Disqualified Member”), or the occurrence of any other event which terminates the continued membership of a Member in the Company (any of such events being referred to herein as an “Event of Dissolution”), the Company shall dissolve and its affairs shall be wound up. The Company shall thereafter conduct only activities necessary to wind up its affairs, unless there is at least one (1) remaining Member and within one (1) year after the occurrence of an Event of Dissolution, all the remaining Voting Member(s) by Unanimous vote agree to continue the Company. If any election to continue the Company is made, then:

A.    The remaining Member(s) may elect, within ninety (90) days of the decision to continue the Company, to purchase the Disqualified Member’s Units upon such terms and conditions as the remaining Members and the Disqualified Member or the legal representative of the Disqualified Member, may agree. In the event the remaining Members and the Disqualified Member (or such legal representative) do not agree upon terms and conditions for a purchase of the Units of the Disqualified Member, the remaining Members shall have an option (to be exercised within one (1) year after the occurrence of the Event of Dissolution, by giving notice to the Disqualified Member, or such legal representative) to purchase the Units for a cash purchase price determined as set forth in Section 10.04.

B.    The Company shall continue until the expiration of the term for which it was formed or until the occurrence of another Event of Dissolution, in which event any remaining Voting Members shall again elect whether to continue the Company pursuant to this Section 12.1.

Section 12.02    Dissolution and Liquidation. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following: (i) the term of the Company stated in Articles of Organization, if any, expires; (ii) there are fewer than one (1) Member; (iii) if, upon the occurrence of an Event of Dissolution, the remaining Voting Members fail to continue the Company pursuant to Section 12.01; or (iv) all Voting Members vote to dissolve the Company.

Section 12.03    Method of Winding Up. Upon dissolution of the Company pursuant to Section 12.02, the Company shall immediately commence to liquidate and wind up its affairs. The Members shall continue to share profits and losses during the period of liquidation and winding up in the same proportion as before commencement of winding up and dissolution. The proceeds from the liquidation and winding up shall be applied in the following order of priority.

A.    To creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company other than liabilities to Members on account of their Capital Contributions or on account of a Member’s withdrawal from the Company or pursuant to a withdrawal of capital; and

B.    The balance, to Members in accordance with their Capital Accounts. Unless the Voting Members shall unanimously determine otherwise, all distributions will be made in cash, and none of the Company Property will be distributed in kind to the Members. Provided, however, that this shall not mean the transfer, sale or assignment of partial interests to family members.

Section 12.04    12.04 Filing Articles of Dissolution. Upon the completion of the distribution of Company Property as provided in Section 12.02, Articles of Dissolution shall be filed as required by the Act, and each Member agrees to take whatever action may be advisable or proper to carry out the provisions of this Section.

Section 12.05    Return of Capital. The return of Capital Contributions shall be made solely from Company Property.

ARTICLE XIII
Amendment of Agreement; Meetings; Record Date

Section 13.01    Amendments. All Amendments to this Amended and Restated Agreement shall require a Unanimous Vote of the Voting Members.

Section 13.02    Limitation on Amendments. Notwithstanding any other provision of this Amended and Restated Agreement, no amendment to this Amended and Restated Agreement may without the Unanimous Vote of all Voting Members (i) enlarge the obligations of any Member under this Amended and Restated Agreement or (ii) amend this Section 13.02, Section 13.01, or Section 7.03.

Section 13.03    Meetings. Meetings may be called by any two (2) Voting Members or Board Members, by giving at least two (2) business days prior notice of the time, place and purpose of the meeting to all Members. Special meetings for the purpose of approval of a transfer of a Member may be held only on the 1st or 15th day of the month, or if either of these days falls on a Saturday, Sunday, or legal Holiday, on the first day thereafter.

Section 13.04    Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than forty five (45) days. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than forty-five (45) days, a notice of the adjourned meeting shall be given in accordance with this Section 13.04.

Section 13.05    Waiver of Notice; Consent to Meeting; Approval of Minutes. The transactions of any meeting of the Company, however called and noticed, and whenever held, are as valid as though had at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the Members entitled to vote, but not present in person or by proxy, approves by signing a written waiver of notice or a consent or approval to the holding of the meeting or an approval of the minutes thereof. All waivers, consents, and approvals shall be filed with the Company records or made a part of the minutes of the meeting. Attendance of a Member at a meeting, which attendance may either be in person, by proxy or telephone or video conference technology, shall constitute a waiver of notice of the meeting, except when such Member objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the notice of the meeting, but not so included, if the objection is expressly made at the meeting.

Section 13.06    Quorum and Voting of Members. Since all decisions by Members require a Unanimous Vote of the members, only attendance of all Members entitled to vote, whether represented in person or by proxy, shall constitute a quorum at a meeting of Members. In the absence of a quorum, any meeting of Members may be adjourned from time to time by a Unanimous Vote of the Members in attendance, either in person or by proxy entitled to vote, but no other matters may be proposed, approved or disapproved, except as provided in Section 13.04. In the event of a vote that is not a Unanimous Vote, such deadlock shall be broken by the accounting firm then overseeing the accounting matters of the Company. Said accounting firm shall appoint, in good faith, an “Ad Hoc Member”, who may be an employee of said accounting firm, specifically and only for the purpose of casting the deciding vote. Said appointed “Ad Hoc Member” shall be reasonably knowledgeable of and suited to resolve the relative deadlock and shall have no additional powers, duties, or responsibilities, other than casting in good faith said deciding vote on the question(s) presented. The Members are authorized to, and shall if required, pay reasonable fees to the appointed “Ad Hoc Member” and/or the accounting firm with respect to their relative effort(s) to cast such deciding vote. The Company agrees to hold harmless the accounting firm and the appointed “Ad Hoc Member” for any damages caused by the tie-breaking vote, with the exception of any damage caused by fraud, collusion, or other intentional tortious conduct on the part of the accounting firm and/or the appointed “Ad Hoc Member.” Notwithstanding any other provision of this Agreement, the vote cast by the appointed “Ad Hoc Member” shall be effective as if the matter under question was decided by a Unanimous Vote for any decision the Managers are authorized by this Amended and Restated Operating Agreement to act upon.

Section 13.07    Action Without a Meeting. Any action that may be taken by any vote of the Members may be taken without a meeting if a consent or resolution authorizing such action is signed by Members holding one hundred percent (100%) of the Units that would be necessary to authorize or take such action at a meeting at which all Units entitled to vote thereon were present and voted. Prompt notice of the taking of any action without a meeting shall be given to those all Members in writing. Meetings may be held by e-mail or telephonically.

ARTICLE XIV
Mediation and Arbitration

Section 14.01    Mediation-Arbitration. With the exception of the appointment of a “Ad Hoc Member” to resolve a non-Unanimous Vote, all disputes between the parties related to this Amended and Restated Agreement shall first be resolved by Mediation if at all possible, pursuant to the rules of the Oklahoma Mediation Association. If Mediation does not resolve the dispute, the matter will be resolved by final binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The proceedings shall be governed by the Federal Arbitration Association. The proceedings shall be governed by the Federal Arbitration Act and the award may be enforced in any court of competent jurisdiction. In the event the dispute involves a claim in excess of $50,000, two arbitrators shall be employed and the arbitrators employed shall, to the extent it is possible to do so, have the following qualifications: (a) One arbitrator with at least ten years’ experience in the practice of law; (b) One arbitrator with at least ten years’ experience in the mid-stream oil and gas business.

In any dispute, no discovery depositions shall be taken but each party shall be entitled to make reasonable requests for documents and information, to which responses shall be due in twenty days.

This Amended and Restated Agreement creates a relationship whereby a party may require emergency judicial relief pending final resolution of the dispute by arbitration. In such an event, the parties consent to stay the judicial proceeding immediately at the conclusion of the emergency proceeding in order to allow final resolution by arbitration.

To the extent that public policy permits, the parties agree that the award shall not include consequential or punitive damages but shall only award the aggrieved party the actual damages sustained.

All administrative costs of the arbitration shall be split evenly between the parties. Each party shall be responsible for paying its own attorney fees, expert fees and litigation expenses and not those of the adversary. The arbitration hearing shall be conducted in Oklahoma City, Oklahoma.

ARTICLE XV
General Provisions

Section 15.01    Notices. Any notice, demand, request or report required or permitted to be given or made to a Member under this Amended and Restated Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class mail to the Member at the address set forth on Exhibit A. Any notice, payment or report to be given or sent to a Member hereunder shall be deemed conclusively to have been given or sent, upon mailing of such notice, payment, or report to the address shown on the records of the Company, regardless of any claim of any Person who may have an interest in the Unit by reason of an assignment or otherwise.

Section 15.02    Captions. All article and section captions in this Amended and Restated Agreement are for convenience only. They shall not be deemed part of this Amended and Restated Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles and “Sections” are to Articles and Sections of this Amended and Restated Agreement.

Section 15.03    Pronouns and Plurals. Whenever the context may require, any pronoun used in this Amended and Restated Agreement shall include the corresponding masculine, feminine or neuter forms and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 15.04    Further Action. The parties to this Amended and Restated Agreement shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Amended and Restated Agreement.

Section 15.05    Binding Effect. This Amended and Restated Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assignees.

Section 15.06    Integration. This Amended and Restated Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 15.07    Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Amended and Restated Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

Section 15.08    Counterparts. This Amended and Restated Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Amended and Restated Agreement immediately upon affixing its signature hereto, independently of the signature of any other party.

Section 15.09    Applicable Law. This Amended and Restated Agreement shall be construed in accordance with and governed by the laws of the State of Oklahoma, without regard to its principles of conflict of laws.

Section 15.10    Invalidity of Provisions. If any provision of this Amended and Restated Agreement is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 15.11    Conveyances. All of the assets of the Company shall be held in the name of the Company, unless the Voting Members shall determine that any Member may hold title to any property as nominee for the Company. Any deed, bill of sale, mortgage, lease, contract of sale or other instrument purporting to convey or encumber the interest of the Company or all or any portion of the assets of the Company shall not be sufficient unless signed by a Unanimous Vote of the Voting Members. No person shall be required to inquire into the authority of any individual to sign any instrument which is executed pursuant to the provision of this Section 15.11.

[THIS SPACE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Agreement effective as of the 15th day of March 2023.

MEMBERS: SPRE TULSA OK, LLC By: /s/ Robert C. Bissell Name: Robert C. Bissell Its: Manager

913 HERO, LLC By: /s/ Jeremy Henshaw Name: Jeremy Henshaw Its: Managing Member

TURN KEY MOUNTAIN, LLC By: /s/ Loren Redd Name: Loren Redd Its: Managing Member